Exhibit A

                                  MORTGAGE NOTE

_____________                                                     March 30, 1998

         FOR VALUE RECEIVED Windsor Real Estate Investment Trust 8, an unincorporated California business trust, having an address at 6430 South Quebec Street, Englewood, Colorado 80111 (hereinafter referred to as "Maker"), promises to pay to the order of Chateau Communities, Inc. at its address at 6430 South Quebec Street, Englewood, Colorado 80111 (hereinafter referred to as "Payee"), or at such place as the holder hereof may from time to time designate in writing, the principal sum of ______________ in lawful money of the United States of America, with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (hereinafter defined), and to be paid as follows:


ARTICLE 1:                                                         PAYMENT TERMS

         Accrued interest shall be due and payable on the 1st day of May, 1998, and on the same day of each succeeding month, and the balance of said principal sum and all accrued, unpaid interest thereon shall be due and payable on the 31st day of March, 1999 (the "Maturity Date"). Interest on the principal sum of this Note shall be calculated on the basis of a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each except that interest due and payable for a period of less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said 360 day year.

         The term "Applicable Interest Rate" as used in this Note shall mean one percent (1%) per annum over such base rate of interest ("Base Rate") as may be adopted by First Chicago NBD Corporation from time to time as its base or prime commercial lending rate. Regardless of the term that may be used from time to time to describe the Base Rate (such as "prime rate"), Base Rate does not necessarily mean the lowest interest rate charged by First Chicago NBD Corporation to other borrowers. The Applicable Rate shall be adjusted on the first day of each calendar quarter during the term of this Note, with the adjusted rate being based upon the Base Rate prevailing on the date of such adjustment.


ARTICLE 2:                                              DEFAULT AND ACCELERATION

         The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under this Note and the Mortgage (hereinafter defined) (all such sums hereinafter collectively referred to as the "Debt") shall without notice become immediately due and payable at the option of Payee (i) if any payment required in this Note is not paid within ten
(10) days of the date when due, (ii) if the entire Debt is not paid on the Maturity Date or (iii) on the happening of any other default, after the expiration of any applicable notice and grace periods, herein, under the terms of the Mortgage, ((i), (ii) or (iii) hereinafter an "Event of Default"). All of the terms, covenants and conditions contained in the Mortgage are hereby made part of this Note tot he same extent and with the same force as if they were fully set forth herein. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security hereof, Maker also agrees to pay attorney's fees for the services of such counsel whether or note suit be brought.


ARTICLE 3:                                                      DEFAULT INTEREST

         Maker does hereby agree that upon the occurrence of an Event of Default, Payee shall be entitled to receive and Maker shall pay interest on the entire unpaid principal sum at the rate of the lesser of (i) 5% above the Applicable Interest Rate, or (ii) the maximum rate of interest which Maker may by law pay (the "Default Rate"). The Default Rate shall be computed from the occurrence of the Event of Default until such Event of Default is cured or the date upon which the Debt is paid in full, as the case may be. This charge shall be added to the Debt, and shall be deemed secured by the Mortgage. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.


ARTICLE 4:                                                            PREPAYMENT

         The principal balance of this Note may be prepaid in whole or in part at anytime.


ARTICLE 5:                                                              SECURITY

         This Note is secured by the Mortgage. The term "Mortgage" as used in this Note shall mean the Mortgage and Security Agreement given by Maker to Payee covering the fee estate of Maker in certain premises located in Montgomery County, State of Alabama, and other property, as more particularly described therein and intended to be duly recorded in said County. Whenever used, the singular number shall include the plural, the plural the singular, and the words "Payee" and "Maker" shall include their respective successors, assigns, heirs, executors and administrators; however, nothing in this paragraph shall be deemed to modify the provisions of paragraph 9 of the Mortgage regarding a transfer of the Mortgaged Property by Maker.


ARTICLE 6:                                                        SAVINGS CLAUSE

         This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Debt or any portion thereof at a rate which could subject Payee to either civil or criminal liability as a result of being in excess of the maximum interest rate which Maker is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest on the Debt or any portion thereof at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.


ARTICLE 7:                                                           LATE CHARGE

         If any sum payable under this Note is not paid within 10 days of the date on which it is due, Maker shall pay to Payee an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Payee in handling and processing such delinquent payment and such amount shall be secured by the Mortgage; provided, however, no such late charge will be charged or collected if the amount of such late charge when added to all interest constructed for, charged or received by Payee hereunder would exceed the maximum amount of interest allowed by applicable law. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.


ARTICLE 8:                                                        NO ORAL CHANGE

         This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.


ARTICLE 9:                                           JOINT AND SEVERAL LIABILITY

         If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.


ARTICLE 10:                                                              WAIVERS

         Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment. No release of any security for the Debt or extension of time for payment of this Notice or any installment hereof, and no alteration, amendment or waiver of any provision of this Note or the Mortgage made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other who may become liable for the payment of all or any part of the Debt, under this Note or the Mortgage.


ARTICLE 11:                                                            AUTHORITY

         Maker (and the undersigned representative of the Maker, if any) represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note and the Mortgage and that this Note and the Mortgage constitute valid and binding obligations of Maker.


ARTICLE 12:                                                          EXCULPATION

         Intentionally omitted.


ARTICLE 13:                                                              NOTICES

         All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmissions, (ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Maker:                              Windsor Real Estate Investment Trust 8
                                            6430 South Quebec Street
                                            Englewood, Colorado  80111
                                            Attention:        Steven G. Waite
                                            Facsimile No.:    (303) 741-3715

If to Payee:                                Chateau Communities, Inc.
                                            6430 South Quebec Street
                                            Englewood, Colorado  80111
                                            Attention:        Tamara Fischer
                                            Facsimile No.:    (303) 741-3715

or addressed as such party may from time to time designate by written notice to the other parties. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications. "Business Day" shall mean a day upon which commercial banks are not authorized or required by law to close in New York.


ARTICLE 14:                                              WAIVER OF TRIAL BY JURY

         Maker hereby waives, to the fullest extent permitted by law, the right to trial by jury in any action, proceeding or counterclaim, whether in contract, tort or otherwise, relating directly or indirectly to the loan evidenced by this Note, the application for the loan evidenced by this Note or the Mortgage or any acts or omissions of Payee, its officers, employees, directors or agents in connection herewith.


ARTICLE 15:                                                        GOVERNING LAW

         This Note shall be deemed to be a contract entered into pursuant to the laws of the State of Alabama and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of Alabama and the applicable laws of the United States of America.


         IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first written above.

                                  WINDSOR REAL ESTATE INVESTMENT
                                  TRUST 8, an unincorporated California business trust

                                  By: ________________________________________
                                      Gary P. McDaniel
                                      Trustee

                                  By: _________________________________________
                                      Kenneth G. Pinder
                                      Trustee

                                  By: __________________________________________
                                      Richard B. Ray
                                      Trustee